EXHIBIT 99.1



                    OMNISKY ANNOUNCES PRELIMINARY Q4 RESULTS

   Company Anticipates Lower Than Projected Q4 EBITDA Loss; Expects to Become
                      Cash-flow Positive One Year Earlier


PALO ALTO, Calif., February 8, 2001 -- OmniSky Corporation (Nasdaq: OMNY), the award-winning provider of branded wireless e-mail and Internet services for users of mobile devices, today announced preliminary results for its fourth quarter, ended December 31, 2000.

OmniSky expects to report fourth quarter revenue between $4.0 and $4.6 million, in line with projections published on the FirstCall/Thomson Financial service. EBITDA, or earnings/(loss) before interest, taxes, depreciation and amortization, is expected to be between ($34) and ($35) million, better than the consensus estimate of ($42) million. Net income/(loss) for the fourth quarter, including amortization of stock-based compensation, is expected to be between ($40) and ($42) million, or between ($0.60) and ($0.63) per share, better than the consensus estimate of ($48) million, or ($0.73) per share, data based on FirstCall consensus shares outstanding of 66.5 million.

"We are excited by our many accomplishments over the past year - in particular, the launch of our wireless service for both the Palm and Microsoft PocketPC platforms and the recognition by many, including, most recently, Business Week, that our service has set the standard for the wireless sector," said Patrick McVeigh, chairman and CEO. "Since our May service launch, we've experienced a six-fold increase in subscribers and we anticipate reporting approximately 34,000 subscribers at the end of our fourth quarter. More difficult retail conditions and a greater percentage of lower-end PDA models sold by hardware manufacturers in the last quarter that we did not support affected our subscriber growth."

"We continue to see enormous opportunity for wireless services on mobile devices," continued Patrick McVeigh. "With the foundation we have built, we remain confident that we can take advantage of this burgeoning market. We intend to do this by further expanding our technology platform to include secure corporate e-mail, location-based



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services and advanced messaging, and by extending our model for delivering services through third parties."

OmniSky also announced today that it has successfully renegotiated its airtime contracts with Verizon, AT&T, Cingular and Alltel Communications, immediately reducing its airtime costs by 40% and providing what OmniSky believes is one of the lowest cost, high-speed national data networks in the industry. Through this and other cost saving measures, the company now anticipates becoming gross margin positive by the third quarter of 2001, two quarters earlier than previously expected, and cash flow positive by the fourth quarter of 2002, one year earlier than expected.

"With the improvements we have made in our cost structure, we believe that we are on track to reach near-term profitability with continued momentum in subscriber growth," said Lawrence Winkler, senior vice president and CFO. "The $120 million in cash and other investments we have on our balance sheet, along with anticipated vendor and partner financing, puts us in a solid position to execute against our business plan without additional financing from the public markets."

OmniSky has intensified its efforts to expand the communications capabilities of its service - including e-mail, instant messaging, and collaborative communications. OmniSky's corporate e-mail solution will extend its current e-mail offering and ensure secure communications beyond the corporate firewall. The first version of OmniSky's corporate e-mail service will be available by the end of the first quarter 2001.

OmniSky's recent acquisition of NomadIQ is also accelerating the company's plans to deliver location-based wireless applications and services. The acquisition fortifies OmniSky's core software platform of proprietary technologies and will enable OmniSky to offer subscribers the ability to access local merchants, conduct m-commerce, and obtain online restaurant information, movie guides, real-time directory services, and interactive maps. The company expects to roll-out the integrated NomadIQ service at the end of the second quarter of 2001.

OmniSky also continues to take advantage of other opportunities to co-brand and bundle its services. In September 2000, OmniSky and AOL signed a strategic agreement to develop a unique, co-branded version of the OmniSky service for AOL



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users. OmniSky will begin offering its service with AOL by the end of the second quarter of 2001. During the last quarter, OmniSky also began work that will enable it to provide its full suite of scalable software and wireless services to wireless carriers, content providers and hardware manufacturers. OmniSky will enable these third parties to deliver innovative, wireless Internet-based services to their subscribers. OmniSky expects to launch these services by the second half of the year. "We believe that this model will allow us to scale our subscriber base more rapidly with potentially lower acquisition costs and higher margins," added Lawrence Winkler.

As part of these initiatives, OmniSky is also vigorously pursuing opportunities in the enterprise market by partnering with established service providers such as Wireless Knowledge, a joint venture between Microsoft and QUALCOMM. OmniSky brings such partners significant understanding of the wireless customer experience and leverages such companies' expertise in developing enterprise-grade wireless solutions and a sales force with established relationships in Fortune 1000 IT organizations.

To better meet the demands of the wireless data market and the needs of its customers, OmniSky has organized into two geographic business units, one focused on the United States and one on international opportunities. The company has also formed a global products and services group that will support both business units by providing platforms for wireless data products and services across national boundaries. The group will also support the company's efforts to provide wireless ASP services both domestically and internationally. OmniSky International, a 50/50 joint venture between News Corporation (NYSE: NWS) and OmniSky, will continue to pursue OmniSky's international strategy. "We believe that we are now better positioned to deliver OmniSky's software and services to content and wireless services providers and hardware manufacturers seeking differentiation in their markets," said Patrick McVeigh.

As part of the company's new management structure, Jim Obot will serve as president of the company's US business unit and Neville Street will continue to oversee the international business unit. Jacob Ner-David, the founder and former chief executive officer of NomadIQ, will oversee the global products and services unit. David Rensin, who was awarded mobile innovator of the year in 1999, will become OmniSky's Chief Strategy Officer, with Elan Amir continuing in his role as Chief Technology Officer, both



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reporting directly to Patrick McVeigh. Lawrence Winkler will assume the additional responsibility of overseeing the network and data center operations. Barak Berkowitz, a founding member of OmniSky and former president, will be taking a new role with the company as a strategic adviser for international expansion.

CONFERENCE CALL DETAILS:

OmniSky will be hosting a conference call today at 9:30 am ET, 6:30 am PT. To listen to the call, please dial-in at least 10 minutes in advance, toll-free in the United States at 1.800.946.0715 or outside of the United States at
1.719.457.2643 (no passcode is required). A replay of the call will be made available two hours after the completion of the one-hour call. To access the replay, dial toll-free in the United States at 1.888.203.1112 or outside of the United States at 1.719.457.0820 (passcode for the replay is 439769). A live web cast will also be made available. To access the web cast, visit the Investor Relations section of our web site at investor.omnisky.com.

ABOUT OMNISKY

OmniSky Corporation (Nasdaq: OMNY) is mobilizing the Internet for users of mobile devices. The OmniSky wireless e-mail and Internet service lets subscribers send and receive e-mail messages, enables subscribers to access and navigate the Internet, and securely conduct e-commerce transactions, offering unlimited usage at a fixed monthly fee. OmniSky partners with the leading wireless hardware, services and infrastructure providers, including Verizon, AT&T Wireless, PSINet, Aether Systems, and InfoSpace, as well as the most popular online content and commerce providers, including AOL, eBay, E*TRADE, and Yahoo! Subscribers can access nearly 1,000 links to optimized Web content through an intuitive wireless portal that organizes information into categories such as finance, shopping, news, sports and more. In addition, subscribers can search and surf the Web through the OmniSky wireless portal. The OmniSky service is available for the HP Jornada 540 Series Pocket PC, Handspring Visor Platinum and Visor Prism, the Palm V and Palm Vx PDAs, and soon the Compaq iPAQ Pocket PC. The company expects to offer service on multiple devices, platforms and networks capable of offering PDA users a compelling wireless experience.

OmniSky currently offers its service within the United States in over 161 major metropolitan areas, encompassing over 167 million people. Through a joint venture with News Corporation, OmniSky expects to begin offering its wireless service internationally in the first half of 2001. OmniSky is headquartered in Palo Alto, Calif. For more information visit www.OmniSky.com or call (650) 969-7700.

The foregoing information contains forward-looking statements that are based on our current expectations. These expectations are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those referred to in these forward-looking statements. Factors that could cause our actual results to differ




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include, but are not limited to, risks related to: market acceptance of an early stage service such as ours; delays in the development or introduction of new versions of our service; technical difficulties with networks or operating systems on which we rely to deliver our service; changes in technologies that affect the wireless, Internet or handheld mobile device industries; the ability of an early stage company such as ours to manage its growth; the protection of our proprietary information; release of competitive products and services; and general economic downturns. These and other risks are more fully described in OmniSky's periodic reports and registration statements filed with the Securities and Exchange Commission and can be obtained online at the Commission's web site at http://www.sec.gov. Readers should consider the information contained in this release together with other publicly available information about OmniSky for a more informed overview of the company.


CONTACT:

Caroline Leakan

OmniSky, Investor Relations

650.962.4322

cleakan@omnisky.com




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